Exhibit 3 (c)

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          COASTAL FINANCIAL CORPORATION


     Coastal Financial Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     1. That at a meeting of the Board of Directors of Coastal Financial Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

               RESOLVED, that the following proposed amendment to the first sentence of Article VI of the Certificate of Incorporation, as amended (the remainder of said Article VI shall remain unchanged in all respects), is hereby declared advisable:

               "The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 51,000,000, of which 50,000,000 are to be shares of common stock, $.01 par value per share, and of which 1,000,000 are to be shares of serial preferred stock, $.01 par value per share."

     2. That thereafter, pursuant to resolution of its Board of Directors, the 2006 Annual Meeting of Stockholders of Coastal Financial Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN  WITNESS  WHEREOF,   Coastal  Financial   Corporation  has  caused  this
certificate  to be signed by its  authorized  officer  this 1st day of  February
2006.

                     By:     /s/ Michael C. Gerald
                             -------------------------------------
                             Michael C. Gerald
                             President and Chief Executive Officer

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